EXHIBIT 10.10(8)


                               LETTER OF INTENT

REF: LICENSE FOR ROCHEM SYSTEMS USED FOR GREY WATER, BLACK WATER, BILGE WATER AND BALLAST WATER FOR USE IN MARINE APPLICATIONS IN THE USA

Whereas, Rochem Environmental Inc. has been successful entering the US cruise ship market and Rochem Group (Rochem) would like to give an incentive for REI to pursue this market for Rochem grey water and black water treatment, as well as, bilge and ballast water treatment ("the products").

Subject to a future definitive agreement, both REI and Rochem agree that it is their mutual intent that:

      A. Rochem will give an exclusive agency agreement to REI for "the products" for the marine shipping market, including naval applications. The agreement language will have safeguards to protect Rochem from nonperformance or insolvency.

      B. Rochem Group will extend its loan of $500,000 which was due on 31 December 1999 until 31 July 2001 at a reduced interest rate of 10%/annum. Past interest to be paid at the execution of the final agreement(s). Ongoing interest will be paid on a quarterly basis.

      C. Rochem will reimburse REI for the expenses it incurred in shipping materials for the installation of the Rochem systems aboard the Mercury (approx. $74.5k) and Galaxy (approx. $67.3k) within 14 days of signing this agreement. Rochem has already reimbursed $50k of these costs. Rochem and REI further agree to settle the labor expenses on pro rata share based on the amount recovered from the client for labor expenses.

      D. REI will execute an agreement with Pall Corporation that will convert the existing accounts payable into a promissory note. The principal on the note will be due no earlier than 31 December 2002.

      E. REI will return existing license to Pall in return for not less than 90% of their shares. The returned shares will go to REI Treasury.

      F. E. Neuman will continue to be employed by REI until the deliveries to the Celebrity vessels have been accepted and paid.

The initial term of this Letter of Intent shall be six (6) months unless terminated earlier by mutual written agreement with both parties committed to finalizing the agreements within the next 30 days.

Agreed to on this date 16 July 2000, by:

ROCHEM GROUP                                ROCHEM ENVIRONMENTAL, INC.


By: /s/ HANS J. ROHRER                      By: /s/ ERICK. J. NEUMAN
        --------------------                        ----------------------
        Hans J. Rohrer                              Erick J. Neuman
        Director                                    President